Exhibit 10.9

To: Goldman Sachs Credit Partners L.P. as Priority Agent

11 June 2007

Subject: Credit agreement dated 8 December 2006 between, amongst others, BST US Holdings, Inc. as Parent, BST Safety Textiles Acquisition GmbH as Original Borrower, Goldman Sachs Credit Partners L.P. and UBS Securities LLC as Mandated Lead Arrangers, Goldman Sachs Credit Partners L.P. as Priority Agent and UBS AG, Stamford Branch as Second Lien Agent as amended from time to time (the “Original Term and Revolving Facilities Agreement”).

1.	Interpretation

In this letter, words and expressions defined in the Original Term and Revolving Facilities Agreement shall, unless otherwise defined herein, have the same meaning when used herein and the provisions of Clause 1.2 (Construction) of the Original Term and Revolving Facilities Agreement shall also apply in the interpretation hereof as if expressly set out herein with each reference to the “Agreement” being deemed to be a reference to this Agreement.

2.	Extension of time period for the delivery of financial statements

Pursuant to clause 25.1(a) of the Original Term and Revolving Facilities Agreement, the Parent, within 120 days after the end of each of its Financial Years, is required to supply to the Agents its audited consolidated financial statements for that Financial Year and the audited consolidated financial statements of any other member of the BST Group for that Financial Year if requested by the Agents (acting reasonably). Pursuant to a waiver letter dated 8 March 2007, the deadline was extended to 31 May 2007. The Parent has been and continues to be diligently pursuing this process but requests an extension until 30 July 2007.

3.	Amendment to Interest Cover covenant

Due to an administrative oversight, it transpires that while the interest cover covenant for the Relevant Period ending on 31 March 2007 is met when Consolidated Total Net Finance Charges is calculated on an actual last twelve month (“LTM”) basis, the covenant is not met when Consolidated Total Net Finance Charges is calculated on an annualised basis. The Parent would therefore like to have Consolidated Total Net Finance Charges calculated on an actual LTM basis as was in any event going to be the case going forward from 30 September 2007. Accordingly, the Parent requests that the following amendment be made to the Original Term and Revolving Facilities Agreement and that any breach of Clause 26.2 (a) (Interest Cover) for the Relevant Period ending 31 March 2007 be hereby waived.

With effect from the date of this letter, the Original Term and Revolving Facilities Agreement shall be amended by deleting Clause 26.3 (a) (A) (Financial testing).

4.	Cost and expenses

Clause 22 (Fees and Expenses) of the Original Term and Revolving Facilities Agreement shall be deemed to be incorporated in this Agreement as if set out herein. In addition the Parent agrees to pay a fee to each Lender that consents to the extension and amendment requested in this letter by no later than 5 p.m. EDT on Monday 11 June 2007. Such fee shall be equal to 0.25 per cent. of that consenting Lender’s Commitment and shall be payable within 5 Business Days of the date of this letter.

5.	Miscellaneous

Clauses 41 (Counterparts), 42 (Governing Law) and 43 (Enforcement) of the Original Term and Revolving Facilities Agreement shall be deemed incorporated in this letter (with such conforming amendments as the context requires) as if set out herein.

6.	Finance Document

This letter constitutes a Finance Document (as defined in the Original Term and Revolving Facilities Agreement).

The balance of this page left intentionally blank

Please could you confirm, by counter-signing this letter, that the amendment, waiver and extension requested in this letter is acceptable to the Majority Lenders.

/S/

For and on behalf of BST US Holdings, Inc. as Parent acting in its own capacity and as Obligors’ Agent

The balance of this page left intentionally blank

Acknowledged and confirmed by:

/S/

For and on behalf of Goldman Sachs Credit Partners L.P. as Priority Agent (acting on the instructions of the Majority Lenders)

Date:

11-JUNE-2007